FEE SCHEDULE
                             AND RELATED AMENDMENTS
                                     TO THE
                          INVESTMENT ADVISORY AGREEMENT
                                     Between
                              LKCM Funds ("Trust")
                                       and
             LUTHER KING CAPITAL MANAGEMENT CORPORATION ("Adviser")
                       which is Dated as of June 21, 1994



      1. For the services provided and the expenses assumed pursuant to the captioned Investment Advisory Agreement, the LKCM International Fund of the Trust (the "Fund") will pay the Adviser a fee, computed by applying a quarterly rate, equal to an annual basis to 1.00% of the Fund's average daily net assets for the quarter. To the extent that the Fund invests all of its investable assets in another registered investment company, however, for the period that the Fund's assets are so invested, the Fund will pay the Adviser a fee, computed by applying a quarterly rate, equal to an annual basis to 0.50% of the Fund's average daily net assets for the quarter.

      2. This Fee Schedule shall be attached to and made a part of the captioned Investment Advisory Agreement and is subject to all of its terms and conditions.

      3. Pursuant to Section 13 of the Agreement, the Agreement is hereby supplemented and amended with respect to the Fund as follows: Adviser is authorized to delegate some or all of its duties under the Agreement to one or more other parties, subject to (a) applicable requirements of the Investment Company Act of 1940, as amended, and (b) the Adviser's ongoing duty to supervise and oversee the activities of such other parties and make periodic reports to the Trust's Board of Trustees.

      IN WITNESS WHEREOF, the parties hereto have caused this Fee Schedule and Related Amendments to be executed by their delegated officers as of December 30, 1997, as amended on September 29, 2000.

            LKCM International Fund

            By: ________________________________________________________


            LUTHER KING CAPITAL MANAGEMENT CORPORATION

            By: ________________________________________________________